UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported)   August 1, 2016
 HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	001-14041	04-2882273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road	02184
(Address of principal executive offices)	Zip code

Registrant's telephone number, including area code  781-848-7100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02               RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On August 1, 2016, Haemonetics Corporation (the “Company”) issued a press release announcing financial results for the first quarter ended July 2, 2016. The Company has also provided further comments on its website regarding its first quarter performance. Copies of the release and comments are furnished with this report as exhibits 99.1 and 99.2, respectively.

The information in this current report on Form 8-K and the exhibit attached hereto shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(c) Appointment of William P. Burke as Chief Financial Officer

On August 1, 2016, Haemonetics Corporation (the “Company”) announced the appointment of William P. Burke as its Chief Financial Officer, effective August 8, 2016. Mr. Burke will serve as the Company’s principal financial officer and oversee the treasury, controllership and accounting, investor relations, tax, and financial planning and analysis functions.

Mr. Burke, 48, joins the Company directly from Medtronic, Inc. where he has served as Chief Integration Officer for the integration of Covidien Plc into Medtronic since June 2015, filling the key role of principal operating officer for the integration management office. Previously, he held various Finance positions of over a 20-year career with Covidien and predecessor companies, including most recently CFO - Europe, Vice President of Corporate Strategy and Portfolio Management, and Vice President of Financial Planning and Analysis.

Mr. Burke will receive an annual base salary of $475,000 and participate in the Company’s annual bonus plan with a target amount in fiscal 2017 equal to 65% of his base salary, such payment determined by the achievement of Company financial metrics and his performance. Mr. Burke will also receive a $500,000 sign-on bonus after 90 days of employment. This bonus is repayable should he be terminated for cause or voluntarily terminate his employment within twelve months.

Subject to Compensation Committee approval, Mr. Burke will receive an equity grant valued at $1,425,000 consisting of 50% performance share units, 25% restricted stock units and 25% non-qualified stock options. The performance share units vest, if at all, on the last day of a three year performance period conditioned on Mr. Burke’s continued employment with the Company and on the relative total return for Company shareholders versus a combination of the S&P MidCap 400 and S&P SmallCap 600 indices. Assuming Mr. Burke’s continued employment with the Company, the restricted stock units and stock options will vest over a four year period at a rate of 25% upon each of the first four anniversaries of the grant date. The restricted stock units and the exercise price of the stock options will be determined by the fair market value of the Company’s common stock at the time of grant. All other terms and conditions of these equity awards are consistent with the Company’s equity award agreements filed by the Company as exhibits to the 10-K filed with the Securities and Exchange Commission for the fiscal year ended March 28, 2015 and are also subject to the Company’s clawback policies as described in the 2016 Proxy Statement under “Recapture Policy”. Any additional equity grants are at the discretion of the Company’s Compensation Committee.

Mr. Burke will also enter into a Change in Control Agreement with the Company, the terms of which are substantively identical to the Change of Control Agreements in place between the Company and its other executive officers, and summarized under the headings “Double Trigger Change of Control Agreements” and “Potential Payments Upon Termination or Change of Control” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on June 10, 2016 (the “2016 Proxy Statement”) and filed as exhibit 10AB to the 10-K filed with the Securities and Exchange Commission for the fiscal year ended April 2, 2016. Mr. Burke’s Change of Control Agreement provides that he will be entitled to receive the equivalent of 2 years base salary and target incentive compensation, and two years of benefits in the event his employment is terminated without cause or by Mr. Burke for good reason in the two year period following a defined change of control.

Finally, Mr. Burke will enter into an Executive Security Agreement that provides him with severance pay in an amount equal to his annual base salary and the equivalent of a year of the Company’s contribution to his medical and welfare benefits if his employment is terminated by the Company without “cause”, as defined therein.  All other terms and conditions will be consistent with the Executive Security Agreement filed by the Company as an exhibit to the 8-K filed with the Securities and Exchange Commission on January 19, 2016.

Mr. Burke also will participate in all other elements of the Company’s employee benefit plans for the Company’s senior executives, which are outlined in the 2016 Proxy Statement.

The selection of Mr. Burke was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Burke and any director or other executive officer of the Company.

Item 9.01               FINANCIAL STATEMENTS AND EXHIBITS

99.1: Press Release of Haemonetics Corporation dated August 1, 2016 announcing financial results for the first quarter ended July 2, 2016.

99.2: Comments on 1st Quarter Fiscal 2017 Results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION
(Registrant)

Date: August 1, 2016	By:	/s/ Christopher Simon
Christopher Simon, President and
Chief Executive Officer